Exhibit 99.1

PRESS RELEASE	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 americanrailcar.com
636.940.6000

FOR RELEASE:	October 27, 2016

AMERICAN RAILCAR INDUSTRIES, INC. REPORTS
THIRD QUARTER 2016 RESULTS
Third Quarter 2016 Highlights

•	Quarterly revenue and net earnings of $145.0 million and $7.7 million, or $0.40 per share, respectively

•	Quarterly adjusted EBITDA of $31.3 million, or 21.6% of revenue

•	Current liquidity of $398.0 million, including $200.0 million available under revolving credit facility

•	Lease fleet reaches 10,961 vs. prior year of 10,317, with railcar leasing revenue up 5%

•	Year-to-date railcar services revenue growth of 6% on top of a historically strong year in 2015
St. Charles, MO, October 27, 2016 - American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its third quarter 2016 financial results. Jeff Hollister, President and CEO of ARI, commented, “Although we continue to see softness in the North American railcar market, our manufacturing facilities continue to operate efficiently, which we attribute to both our skilled workforce and our flexible operations. In addition, our railcar leasing and railcar services segments continue to complement our core manufacturing business and provide us with a supplemental stream of revenue, helping to partially offset the impact and challenges of operating in a down market.
The Federal Railroad Administration (FRA) issued a railworthiness directive (Directive) on September 30, 2016 that addressed certain welding practices in one weld area in specified DOT 111 tank railcars manufactured by ARI and our affiliate, ACF Industries LLC. The FRA became involved as a result of one tank railcar manufactured by ARI having a leak identified in 2014. Since then, we have been actively cooperating with the FRA to review the one railcar and to inspect and analyze hundreds of others. We met with the FRA this week to express our concerns with the Directive and its impact on ARI, as well as the industry as a whole. We understand the FRA is reviewing our concerns. We are working with the FRA, our customers and industry groups to determine next steps to comply with the Directive. Throughout this process, we remain focused on the safety and quality of the railcars we manufacture.”
Third Quarter Summary
Total consolidated revenues were $145.0 million for the third quarter of 2016, a decrease of 16% when compared to $172.7 million for the same period in 2015. This decrease was primarily driven by decreased revenues in the manufacturing segment, partially offset by increased revenues in the railcar leasing and railcar services segments.
Manufacturing revenues were $93.5 million for the third quarter of 2016, a decrease of 24% compared to the same period in 2015. This decrease was primarily driven by fewer railcar shipments for direct sale with a higher mix of hopper railcars sold, which generally have lower average selling prices than tank railcars due to less material and labor content, and more competitive pricing on both hopper and tank railcars. Given the decrease in tank railcar demand and a shift in production to a larger mix of specialty railcars, tank railcar shipments have decreased. Hopper railcar production has also shifted to a larger mix of specialty railcars and demand for that market is beginning to soften, resulting in fewer overall shipments, although hopper railcar shipments for direct sale have increased with a lower percentage going to the Company's lease fleet compared to the same period in 2015.
During the third quarter of 2016, ARI shipped 855 direct sale railcars and 322 railcars built for the Company's lease fleet compared to 990 direct sale railcars and 918 railcars built for the lease fleet during the same period in 2015. Railcars built for the lease fleet represented 27% of ARI’s railcar shipments during the third quarter of 2016 compared to 48% for the same period in 2015. Because revenues and earnings related to leased railcars are recognized over the life of the lease, ARI's quarterly results may vary depending on the mix of lease versus direct sale railcars that the Company ships during a given period.

Manufacturing revenues for the third quarter of 2016 exclude $31.3 million of estimated revenues related to railcars built for the Company's lease fleet compared to $106.5 million for the same period in 2015. Estimated revenues related to railcars built for the Company's lease fleet decreased due to a lower quantity of railcars shipped for lease. Such revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are not recognized in consolidated revenues as railcar sales. Rather lease revenues are recognized in accordance with the terms of the contract over the life of the lease.
Railcar leasing revenues were $32.8 million for the third quarter of 2016, an increase of 5% over the $31.2 million for the comparable period in 2015. The primary reason for the increase in revenue was an increase in the number of railcars on lease. ARI had 10,961 railcars in its lease fleet as of September 30, 2016 compared to 10,317 railcars as of September 30, 2015.
Railcar services revenues were $18.6 million for the third quarter of 2016, an increase of 2% compared to $18.2 million for the same period in 2015. The primary reason for the increase in revenue was the additional capacity resulting from the Company's expansion projects in its repair network that continue to ramp up in 2016.
Consolidated earnings from operations were $16.1 million for the third quarter of 2016, a decrease of 68% from the $49.8 million for the same period in 2015. Consolidated operating margins decreased to 11.1% for the third quarter of 2016 compared to 28.8% for the same period in 2015. These decreases were primarily driven by lower earnings from operations in the Company's manufacturing segment partially offset by the growth of the Company’s lease fleet.
Manufacturing loss from operations was $(6.0) million for the third quarter of 2016 compared to earnings of $30.3 million for the same period in 2015. The Company has evaluated its potential exposure related to the FRA Directive and has established a loss contingency of $17.0 million to cover its probable and estimable liabilities, as of September 30, 2016, with respect to the Company's remedial response to the FRA Directive, taking into account currently available information and the Company's contractual obligations in its capacity as both a manufacturer and lessor of railcars subject to the FRA Directive. Also contributing to the decrease were fewer overall direct sale shipments, as discussed above, more competitive pricing on both hopper and tank railcars and higher costs associated with the lower production rates at our tank railcar facility. Estimated profit on railcars built for the Company’s lease fleet was $3.2 million and $24.7 million for the third quarter of 2016 and 2015, respectively, and is excluded from manufacturing earnings from operations. Profit on railcars built for the Company's lease fleet is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture.
Railcar leasing earnings from operations were $22.0 million for the third quarter of 2016 compared to $21.4 million for the same period in 2015. This increase was primarily due to the growth in the number of railcars in the Company's lease fleet, partially offset by slightly lower lease rates on certain renewals.
Railcar services earnings from operations were $2.8 million for the third quarter of 2016 compared to $3.2 million for the same period in 2015. This decrease was primarily due to costs associated with the ramp up of operations at our recently completed expansion projects as well as higher depreciation expenses.
Selling, general and administrative expenses were $6.6 million for the third quarter of 2016 compared to $7.8 million for the same period in 2015. This $1.2 million decrease was primarily due to a decrease in compensation expense and lower consulting expenses, partially offset by an increase in share-based compensation expense and other corporate expenses. The increase in share based compensation expense was driven by the increase in the Company's stock price of $2 per share during the third quarter of 2016 compared to a decrease of $12 per share during the same period in 2015.
Net earnings for the third quarter of 2016 were $7.7 million, or $0.40 per share compared to $29.4 million, or $1.39 per share, in the same period in 2015. This decrease was driven primarily by decreased consolidated earnings from operations. Earnings per share for the third quarter of 2016 was negatively impacted by $0.54 per share for the loss contingency recorded related to the FRA Directive, as previously mentioned.
EBITDA, adjusted to exclude share-based compensation expense (Adjusted EBITDA), was $31.3 million for the third quarter of 2016 compared to $62.6 million for the comparable quarter in 2015. The decrease resulted primarily from decreased earnings from operations as discussed above. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
Year-to-Date Results
Consolidated revenues for the first nine months of 2016 were $471.6 million compared to $628.4 million for the comparable period in 2015. The Company shipped 2,917 direct sale railcars and 607 railcars built for the Company's lease fleet during the first nine months of 2016 compared to 4,385 direct sale railcars and 2,588 railcars built for the lease fleet during the same period in 2015. Railcars built for the lease fleet represented 17% of ARI's railcar shipments in the first nine months of 2016 compared to 37% for the same period in 2015.
Consolidated earnings from operations for the first nine months of 2016 were $92.8 million, a decrease of 44% from $165.1 million for the comparable period in 2015. Consolidated earnings from operations for the first nine months of 2016 and 2015 excluded $7.7 million and $85.5 million, respectively, of profit on railcars built for the lease fleet that is eliminated in consolidation. Operating margins were 19.7% for the first nine months of 2016 compared to 26.3% for the same period of 2015. These decreases were primarily due to fewer overall direct sale shipments, more competitive pricing on both hopper and tank railcars, higher costs associated with the lower production rates at our tank railcar facility and the consolidated loss contingency recognized during the third quarter of 2016 of $17.0 million related to railcars sold to customers that are subject to the FRA Directive, as discussed above, partially offset by increased earnings due to the growth in the lease fleet.
Net earnings for the first nine months of 2016 were $50.4 million, or $2.58 per share compared to $97.3 million, or $4.58 per share, for the comparable period in 2015, due to decreased earnings from operations and a reduction of $0.8 million from earnings from joint ventures as demand for the components our joint ventures provide is tied to the industry's new railcar demand.
Adjusted EBITDA was $136.2 million for the first nine months of 2016, a decrease of $66.9 million from $203.1 million for the comparable period in 2015. The decrease resulted primarily from decreased consolidated earnings from operations, in addition to a reduction of earnings from joint ventures for the first nine months of 2016 compared to the same period in 2015.
Cash Flow and Liquidity
The Company’s earnings have contributed to cash flow from operations in the first nine months of 2016 of $148.7 million. As of September 30, 2016, ARI had working capital of $241.1 million, including $198.0 million of cash and cash equivalents.
The Company paid dividends totaling $23.4 million during the first nine months of 2016. At the board meeting in October, the Company’s board of directors declared a cash dividend of $0.40 per share of common stock of the Company to shareholders of record as of December 9, 2016 that will be paid on December 22, 2016.
Through October 26, 2016, the Company repurchased 482,699 shares of common stock at a cost of $18.3 million under its stock repurchase program during 2016. Board authorization for approximately $175.1 million remains available for further stock repurchases.
Backlog
ARI's backlog as of September 30, 2016 was 5,085 railcars with an estimated value of $490.2 million. Of the total backlog, 1,904 railcars, or 38%, were subject to lease with an estimated market value of $179.1 million.
Conference Call and Webcast
ARI will host a webcast and conference call on Friday, October 28, 2016 at 10:00 am (Eastern Time) to discuss the Company’s third quarter 2016 financial results. In conjunction with this press release, ARI has posted a supplemental information presentation to its website. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at americanrailcar.com. To participate in the conference call, please dial 877-745-9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About ARI
ARI is a leading North American designer and manufacturer of hopper and tank railcars. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services. ARI manufactures and sells railcars, custom designed railcar parts, and other industrial products. ARI and its subsidiaries also lease railcars manufactured by the Company to certain markets. In addition, ARI and its subsidiaries provide railcar repair services through its various repair facilities, including mini-shops and mobile units, offering a range of services from full to light repair. More information about

American Railcar Industries, Inc. is available on its website at americanrailcar.com or call the Investor Relations Department, 636.940.6000.

Forward Looking Statement Disclaimer
This press release contains statements relating to the Company's response to governmental directives, expected financial performance, objectives, long-term strategies and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding: our plans, and the industry's ability, to address the Federal Railroad Administration (FRA) directive (FRA Directive) released on September 30, 2016, expected future trends relating to our industry and markets, our strategic objectives and long-term strategies, our projects to expand our manufacturing flexibility and repair capacity, industry, product and market trends, potential impact of regulatory developments, including developments related to, and any clarifications regarding, the FRA Directive, anticipated customer demand for the Company’s products and services and the Company's ability to adapt to evolving demand, the Company’s strategic objectives and long-term strategies, trends related to railcar shipments for direct sale versus lease, operating margins or manufacturing efficiencies, anticipated benefits from expansion and diversification of our businesses, plans regarding the growth of the Company’s leasing business and the mix of railcars, customers and commodities in our lease fleet, anticipated future production rates, the sufficiency of the Company's short- and long-term liquidity, the Company's ability to service current debt obligations and future financing plans, the Company's Stock Repurchase Program, the Company’s plans regarding future dividends, the Company’s backlog and any implication that the Company’s backlog may be indicative of future revenues. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by the Company’s forward-looking statements. The payment of future dividends, if any, and the amount thereof, will be at the discretion of ARI’s board of directors and will depend upon the Company’s operating results, strategic plans, capital requirements, financial condition, provisions of its borrowing arrangements, applicable law and other factors the Company’s board of directors considers relevant. Other potential risks and uncertainties include, among other things: the Company's prospects in light of the cyclical nature of the railcar industry; the health of and prospects for the overall railcar industry; the risk of being unable to market or remarket railcars for sale or lease at favorable prices or on favorable terms or at all; the market price of the Company's stock; the nature of other investment opportunities presented to the Company, cash flows, basing financial or other information on judgments or estimates based on future performance or events; risks relating to our compliance with the FRA Directive and any costs or loss of revenue related thereto, including risks that the FRA may not provide any further clarification regarding the FRA Directive; risks relating to the Company's compliance with, and the overall railcar industry's implementation of, United States and Canadian regulations related to the transportation of flammable liquids by rail released on May 1, 2015; fluctuations in commodity prices, including oil and gas; the highly competitive nature of the manufacturing, railcar leasing and railcar services industries; the variable purchase patterns of ARI’s railcar customers and the timing of completion, customer acceptance and shipment of orders; the Company’s ability to manage overhead and variations in production rates; the Company’s ability to recruit, retain and train adequate numbers of qualified personnel; ARI’s reliance upon a small number of customers that represent a large percentage of revenues and backlog; fluctuating costs of raw materials, including steel, and railcar components and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials that ARI uses in railcar manufacturing; the impact of an economic downturn, adverse market conditions and restricted credit markets; the ongoing risks related to ARI’s relationship with Mr. Carl Icahn, ARI’s principal beneficial stockholder, through Icahn Enterprises L.P (IELP), and certain of his affiliates; the sufficiency of our liquidity and capital resources, including long-term capital needs to further support the growth of our lease fleet; the impact of repurchases pursuant to ARI's Stock Repurchase Program on ARI's current liquidity and the ownership percentage of our principal beneficial stockholder through IELP, Carl Icahn; the impact, costs and expenses of any litigation ARI may be subject to now or in the future; the risks associated with the Company's current joint ventures and anticipated capital needs of, and production at the Company's joint ventures; the conversion of ARI’s railcar backlog into revenues; the risks associated with the Company’s on-going compliance with environmental, health, safety, and regulatory laws and regulations, which may be subject to change; the risks and impact associated with potential joint ventures, acquisitions, strategic opportunities or new business endeavors; the implementation, integration with other systems or ongoing management of the Company’s new enterprise resource planning system; risks related to our and our subsidiaries' indebtedness and compliance with covenants contained in the relevant financing arrangements; and the additional risk factors described in ARI’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	September 30, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$198,049	$298,064
Restricted cash	16,758	16,917
Short-term investments—available for sale securities	9,076	—
Accounts receivable, net	25,050	29,018
Accounts receivable, due from related parties	5,923	9,401
Income taxes receivable	2,199	3,058
Inventories, net	84,788	96,965
Prepaid expenses and other current assets	5,391	4,058
Total current assets	347,234	457,481
Property, plant and equipment, net	175,858	176,311
Railcars on leases, net	894,967	848,717
Goodwill	7,169	7,169
Investments in and loans to joint ventures	27,464	27,397
Other assets	5,457	7,999
Total assets	$1,458,149	$1,525,074
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$37,291	$36,080
Accounts payable, due to related parties	1,895	4,477
Accrued expenses and taxes, including loss contingency of $16,973 and $0 at September 30, 2016 and December 31, 2015, respectively	32,832	6,344
Accrued compensation	8,554	11,459
Short-term debt, including current portion of long-term debt	25,596	125,784
Total current liabilities	106,168	184,144
Long-term debt, net of unamortized debt issuance costs of $4,918 and $5,081 as of September 30, 2016 and December 31, 2015, respectively	551,823	570,756
Deferred tax liability	242,024	222,338
Pension and post-retirement liabilities	8,444	8,484
Other liabilities	2,650	3,055
Total liabilities	911,109	988,777
Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 19,386,971 and 19,844,531 shares outstanding as of September 30, 2016 and December 31, 2015, respectively	213	213
Additional paid-in capital	239,609	239,609
Treasury Stock	(74,825)	(57,423)
Retained earnings	388,157	361,153
Accumulated other comprehensive loss	(6,114)	(7,255)
Total stockholders’ equity	547,040	536,297
Total liabilities and stockholders’ equity	$1,458,149	$1,525,074

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Manufacturing (including revenues from affiliates of $40 and $816 for the three and nine months ended September 30, 2016, respectively, and $34,510 and $217,449 for the same periods in 2015)	$93,546	$123,318	$314,886	$489,610
Railcar leasing	32,798	31,174	98,775	83,975
Railcar services (including revenues from affiliates of $5,933 and $21,176 for the three and nine months ended September 30, 2016, respectively, and $5,402 and $18,188 for the same periods in 2015)	18,618	18,175	57,965	54,856
Total revenues	144,962	172,667	471,626	628,441
Cost of revenues:
Manufacturing	(79,671)	(91,132)	(263,389)	(373,380)
Other operating loss	(16,973)	—	(16,973)	—
Railcar leasing	(10,577)	(9,714)	(31,108)	(26,408)
Railcar services	(15,131)	(14,269)	(45,788)	(42,851)
Total cost of revenues	(122,352)	(115,115)	(357,258)	(442,639)
Gross profit	22,610	57,552	114,368	185,802
Selling, general and administrative	(6,583)	(7,768)	(21,837)	(20,764)
Net gains on disposition of leased railcars	58	—	225	25
Earnings from operations	16,085	49,784	92,756	165,063
Interest income (including income from related parties of $404 and $1,288 for the three and nine months ended September 30, 2016, respectively, and $520 and $1,615 for the same periods in 2015)	429	542	1,360	1,655
Interest expense	(5,632)	(5,645)	(17,216)	(16,077)
Loss on debt extinguishment	—	—	—	(2,126)
Other income	57	3	58	14
Earnings from joint ventures	1,614	1,402	4,558	5,340
Earnings before income taxes	12,553	46,086	81,516	153,869
Income tax expense	(4,864)	(16,729)	(31,139)	(56,567)
Net earnings	$7,689	$29,357	$50,377	$97,302
Net earnings per common share—basic and diluted	$0.40	$1.39	$2.58	$4.58
Weighted average common shares outstanding—basic and diluted	19,397	21,054	19,524	21,252
Cash dividends declared per common share	$0.40	$0.40	$1.20	$1.20

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
SEGMENT DATA
(In thousands, unaudited)

	Three Months Ended September 30, 2016
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$93,546	$31,283	$124,829	$(2,773)
Railcar leasing	32,798	—	32,798	19,320
Railcar services	18,618	167	18,785	2,797
Corporate	—	—	—	(2,649)
Eliminations	—	(31,450)	(31,450)	(610)
Total Consolidated	$144,962	$—	$144,962	$16,085

	Three Months Ended September 30, 2015
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$123,318	$106,541	$229,859	$54,984
Railcar leasing	31,174	—	31,174	18,603
Railcar services	18,175	642	18,817	3,457
Corporate	—	—	—	(5,095)
Eliminations	—	(107,183)	(107,183)	(22,165)
Total Consolidated	$172,667	$—	$172,667	$49,784

	Nine Months Ended September 30, 2016
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$314,886	$64,180	$379,066	$35,451
Railcar leasing	98,775	—	98,775	59,232
Railcar services	57,965	1,735	59,700	9,364
Corporate	—	—	—	(11,598)
Eliminations	—	(65,915)	(65,915)	307
Total Consolidated	$471,626	$—	$471,626	$92,756

	Nine Months Ended September 30, 2015
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$489,610	$313,965	$803,575	$195,363
Railcar leasing	83,975	—	83,975	50,343
Railcar services	54,856	838	55,694	10,204
Corporate	—	—	—	(11,944)
Eliminations	—	(314,803)	(314,803)	(78,903)
Total Consolidated	$628,441	$—	$628,441	$165,063

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Nine Months Ended
	September 30,
	2016	2015
Operating activities:
Net earnings	$50,377	$97,302
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	38,729	33,185
Amortization of deferred costs	379	305
(Gain) loss on disposal of property, plant, equipment and leased railcars	(16)	45
Earnings from joint ventures	(4,558)	(5,340)
Provision for deferred income taxes	19,342	21,892
Provision for allowance for doubtful accounts receivable	(963)	65
Dividends received from short-term investments	(50)	—
Items related to financing activities:
Loss on debt extinguishment	—	2,126
Changes in operating assets and liabilities:
Accounts receivable, net	5,377	(5,970)
Accounts receivable, due from related parties	3,520	18,856
Income taxes receivable	1,055	21,867
Inventories, net	12,248	(8,960)
Prepaid expenses and other current assets	(1,327)	(848)
Accounts payable	1,208	(5,890)
Accounts payable, due to related parties	(2,582)	55
Accrued expenses and taxes	23,572	2,471
Other	2,389	(3,757)
Net cash provided by operating activities	148,700	167,404
Investing activities:
Purchases of property, plant and equipment	(16,021)	(26,376)
Grant Proceeds	75	—
Capital expenditures - leased railcars	(69,387)	(215,096)
Proceeds from the sale of property, plant, equipment and leased railcars	879	118
Purchase of short-term investments - available for sale securities	(8,750)	—
Proceeds from repayments of loans and distributions from joint ventures	4,430	5,750
Net cash used in investing activities	(88,774)	(235,604)
Financing activities:
Repayments of long-term debt	(119,288)	(426,150)
Proceeds from long-term debt	—	625,306
Change in interest reserve related to long-term debt	159	(9,843)
Stock repurchases	(17,402)	(49,441)
Payment of common stock dividends	(23,373)	(25,304)
Debt issuance costs	(13)	(5,271)
Net cash (used in) provided by financing activities	(159,917)	109,297
Effect of exchange rate changes on cash and cash equivalents	(24)	(223)
(Decrease) Increase in cash and cash equivalents	(100,015)	40,874
Cash and cash equivalents at beginning of period	298,064	88,109
Cash and cash equivalents at end of period	$198,049	$128,983

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA
(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net earnings	$7,689	$29,357	$50,377	$97,302
Income tax expense	4,864	16,729	31,139	56,567
Interest expense	5,632	5,645	17,216	16,077
Loss on debt extinguishment	—	—	—	2,126
Interest income	(429)	(542)	(1,360)	(1,655)
Depreciation	13,113	12,214	38,729	33,185
EBITDA	$30,869	$63,403	$136,101	$203,602
Expense (Income) related to stock appreciation rights compensation	395	(762)	108	(471)
Adjusted EBITDA	$31,264	$62,641	$136,209	$203,131

EBITDA represents net earnings before income tax expense, interest expense (income), loss on debt extinguishment and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statement of operations or cash flow data prepared in accordance with U.S. GAAP. The calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before share-based compensation expense (income) related to stock appreciation rights (SARs). Management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance, and therefore uses Adjusted EBITDA for that purpose. The Company’s SARs, which settle in cash, are revalued each period based primarily upon changes in ARI’s stock price. Management believes that eliminating the expense (income) associated with share-based compensation allows management and ARI’s investors to understand better the operating results independent of financial changes caused by the fluctuating price and value of the Company’s common stock and certain non-recurring events. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statements of operations or cash flow data prepared in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.